QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

FIFTH AMENDMENT TO LEASE

    This Amendment is made as of October 19, 2000 between UNIVERSITY STREET PROPERTIES IV, LLC, a Delaware limited liability company ("Landlord") and PACIFICA BANK, a Washington state banking corporation ("Tenant").

RECITALS

    A.  Pursuant to a Lease dated March 31, 1998 between Tenant's predecessor in interest, Pacifica Joint Venture, and The Trustees under the Will and of the Estate of James Campbell, Deceased (the "Original Landlord"), as amended by a First Amendment to Lease dated as of May 1, 1998, a Second Amendment to Lease dated as of June 12, 1998, a Third Amendment to Lease dated as of May 28, 1999, and a Fourth Amendment to Lease dated as of May 24, 2000 (as amended, the "Lease"), Tenant is leasing certain premises (the "Current Premises") in the building presently known as Skyline Tower located at 10900 N.E. 4th Street in Bellevue, King County, Washington (the "Building"). The current term of the Lease will expire on August 31, 2003. The Current Premises and the Building are more particularly described in the Lease. Landlord is the current owner of the Building and the holder of all of the rights of the Original Landlord under the Lease. Capitalized terms used in this Amendment and not otherwise defined will have the meanings given to such terms in the Lease.

    B.  Tenant desires to expand the Current Premises to include certain space with an agreed area of 2,917 rentable square feet located on the ground floor of the Building and commonly referred to as Suite 100B, and certain space with an agreed area of 1,150 rentable square feet located on the second floor of the Building and commonly referred to as Suite 205 (collectively the "Additional Space"). The Additional Space is marked with crosshatching on the floor plan of the Building attached to this Amendment as Exhibit A. Landlord and Tenant have agreed to amend the Lease to add the Additional Space to the Premises and to extend the term of the Lease as provided in this Amendment.

AGREEMENT

    In consideration of the mutual covenants contained in this Amendment, and the mutual covenants contained in the Lease, Landlord and Tenant agree as follows:

    1.  Expansion of the Premises.  Effective as of the Expansion Commencement Date (as defined in Paragraph 4 of this Amendment), the Lease is amended so that all references in the Lease to the "Premises" will mean the Current Premises and the Additional Space, having an agreed area of 14,869 rentable square feet.

    2.  Extension of Lease Term.  The term of the Lease is hereby extended to August 31, 2007.

    3.  Building Rentable Area.  Tenant acknowledges the area of the Building has been remeasured in accordance with current BOMA standards (i.e., the Standard Method for Measuring Floor Area in Office Buildings specified in ANSI/BOMA Publication Z65.1-1996, approved June 7, 1996 by American National Standards Institute, Inc.) and the Building contains 407,344 rentable square feet. Landlord and Tenant agree that Item 2 of the Basic Lease Provisions is amended so that the Building Rentable Area is 407,344 square feet.

    4.  Expansion Commencement Date.  The "Expansion Commencement Date" will be the earlier of (a) the date the Tenant Improvements (as defined in Paragraph 7 of this Amendment) are substantially complete to the extent that Tenant may reasonably use and occupy the Additional Space for the purpose for general office purposes, or (b) March 1, 2001. As of the date this Amendment has been executed by both Landlord and Tenant, Tenant may enter the Additional Space for the sole purpose of causing the Tenant Improvements to be constructed. Upon such entry, all of Tenant's covenants and obligations under the Lease (except those regarding payment of rent) will be applicable to the Additional Space.

    5.  Amendments to Basic Lease Provisions.  Effective as of the Expansion Commencement Date, the following Basic Lease Provisions will be amended as follows:

Item 1.	Description of Premises: The Premises contain an agreed area of 14,869 rentable square feet.
Item 3.	Tenant's Share of Operating Expenses and Real Property Taxes: 3.65%.
Item 5.	Annual Base Rent:
	(a)	From the Expansion Commencement Date through August 31, 2001—$386,594.00.
	(b)	From September 1, 2001 through August 31, 2003—$401,463.00.
	(c)	From September 1, 2003 through August 31, 2005—$416,332.00.
	(d)	From September 1, 2005 through August 31, 2007—$431,201.00.
Item 6.	Monthly Installments of Base Rent:
	(a)	From the "Expansion Commencement Date" through August 31, 2001—$32,216.17.
	(b)	From September 1, 2001 through August 31, 2003—$33,455.25.
	(c)	From September 1, 2003 through August 31, 2005—$34,694.33.
	(d)	From September 1, 2005 through August 31, 2007—$35,933.42.

    6.  Renewal Options.  Paragraph 46.3 of the Lease is amended to read as follows:

      46.3  Renewal Option.  So long as Tenant is not then in default under this Lease, on the terms and conditions stated in this Paragraph 46.3, Tenant shall have the option to extend the term of this Lease for up to two (2) additional sixty (60) month periods (the "First Additional Term" and the "Second Additional Term", respectively). The renewal option for the Second Additional Term may be exercised only if the renewal option for the First Additional Term has been exercised. The First Additional Term and the Second Additional Term are collectively referred to as the "Additional Terms", and separately as an "Additional Term". To exercise its option to extend this Lease for an Additional Term, Tenant must deliver to Landlord a written notice (an "Option Notice") exercising its renewal option at least twelve (12) months (but not more than eighteen (18) months) prior to the date the then Lease Term will expire, together with a then current financial statement of Tenant. If such financial statement(s) show a material adverse change in Tenant's financial condition since the date of this Lease, at Landlord's option, Tenant's exercise of its renewal option shall be null and void. The extension options granted to Tenant pursuant to this paragraph are personal to Tenant and may not be exercised by or for the benefit of any assignee or sublessee of Tenant, except for assignees or sublessees expressly permitted under Paragraphs 15(f) and 15(g) of this Lease or an "Authority" (defined in Paragraph 46.12 below). All of the terms and conditions of this Lease shall apply during each Additional Term except (i) the base annual rent shall be the "fair market rent" (defined below) for the Premises as agreed to by Landlord and Tenant or determined by arbitration as set forth below; (ii) unless otherwise agreed by Landlord in writing, there shall be no further renewal options after the commencement of the Second Additional Term; and (iii) Landlord shall have no tenant improvement obligations with respect to the Premises except as otherwise agreed in writing by Landlord. When the rental rate for an Additional Term is determined, whether by agreement of the parties or pursuant to arbitration as provided below, Landlord and Tenant shall enter into a lease extension agreement setting forth the new base rent for the Premises and such other terms as may be applicable. If at the time Tenant delivers the Option Notice to Landlord, or at any time between such date and the commencement date of the applicable Additional Term, Tenant defaults under this Lease and fails to cure its default within the applicable cure period, if any, Landlord may declare the Option Notice null and void by written notice to Tenant. The term "fair market rent" means the rate per rentable square foot that a willing, non-equity tenant would pay in an arms-length transaction for comparable space in the Building and in comparable buildings in the central business district of Bellevue, Washington, for leases having a five (5) year term, taking into account the then condition of the improvements in the Premises. Landlord and Tenant agree the base annual rent for each Additional Term shall be determined as follows:

       (i) Landlord shall advise Tenant in writing ("Landlord's Notice") of Landlord's determination of fair market rent not later than thirty (30) days after receiving the Option Notice. Within thirty (30) days after receiving Landlord's Notice, Tenant shall notify Landlord in writing ("Tenant's Notice") whether or not Tenant accepts Landlord's determination of the fair market rent. If Tenant disagrees with Landlord's determination of fair market rent, Tenant's Notice shall set forth Tenant's determination of fair market rent. If Tenant fails to give Tenant's Notice to Landlord within such thirty (30) day period, then the Option Notice shall be deemed null and void, unless otherwise agreed in writing by Landlord and Tenant. If Tenant does not accept Landlord's determination of fair market rent, and Tenant has given Tenant's Notice, the parties (or their designated representatives) shall promptly meet and attempt to agree on the fair market rent. If the parties have not agreed on the fair market rent within ninety (90) days after Landlord receives the Option Notice, and Tenant's renewal option is still in effect in accordance with the terms of this paragraph, then unless otherwise agreed in writing by the parties, the parties shall submit the matter to arbitration in accordance with the terms of the following paragraphs. The last day of such ninety (90) day period (as the same may be extended by the written agreement of the parties) is referred to in this Lease as the "Arbitration Commencement Date".

      (ii) The arbitration will be conducted by three MAI real estate appraisers who have been active over the five (5) year period ending on the Arbitration Commencement Date in the appraisal of downtown properties in Bellevue, Washington. One appraiser will be selected by Tenant, one appraiser will be selected by Landlord, and the third appraiser will be selected by the two appraisers so chosen. If the two appraisers chosen by the parties cannot agree on a third appraiser within ten (10) days after the date the second appraiser has been appointed, the third appraiser will be appointed by the Seattle office of the American Arbitration Association upon the application of either party. Each party shall select its appraiser within ten (10) days after the Arbitration Commencement Date. If either party fails to select its appraiser within such ten (10) day period, and the other party timely selects its appraiser, then the appraiser selected by the other party shall be the sole arbitrator for determining fair market rent.

      (iii) Within thirty (30) days after the selection of the third appraiser (or if only one appraiser is to render the decision as provided in subparagraph (ii) above, within thirty (30) days after the last day of the above-referenced ten (10) day period), the appraiser(s) shall determine fair market. If more than one appraiser has been appointed, the decision of a majority of the appraisers shall control. If a majority of the appraisers do not agree within the stipulated time period, then each appraiser shall in writing render his or her separate determination as to fair market rent within five (5) days after the expiration of the thirty (30) day period. In such case, the three determinations shall be averaged to determine the fair market rent; however, if the lowest fair market rent or the highest fair market rent is ten percent (10%) lower or higher, as applicable, than the middle fair market rent, then the low fair market rent and/or the high fair market rent, as applicable, shall be disregarded and the remaining fair market rent(s) will be averaged in order to establish the fair market rent.

      (iv) Both parties may submit any information to the arbitrators for their consideration, with copies to the other party. The arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to the determination of fair market rent. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease. The determination of the arbitrators will be final and binding upon Landlord and Tenant. The cost of the arbitration will be paid by Landlord if the fair market rent determined by arbitration is ninety percent (90%) or less than the fair market rent specified in Landlord's Notice; by Tenant if the fair market rent determined by arbitration is one hundred ten percent (110%) or more than the fair market rent specified in Tenant's Notice; and otherwise shall be shared equally by Landlord and Tenant.

    7.  Right of First Offer—Suite 250.  So long as Tenant is not in default under the Lease, on the terms and conditions set forth in this Paragraph 6, Tenant shall have a right of first offer to lease Suite 250 of the Building (which has an agreed rentable area of 2,290 square feet) when it becomes available (the "Additional RFO Space"). Prior to leasing the Additional RFO Space to any third party, Landlord will first advise Tenant in writing of the date the Additional RFO Space will be available for the commencement of tenant improvement work. Tenant shall have seven (7) business days after receiving such notice from Landlord to notify Landlord in writing that Tenant desires to expand the Premises to include all of the Additional RFO Space. If Tenant does not timely notify Landlord of Tenant's desire to lease the Additional RFO Space, Landlord shall be free to lease the Additional RFO Space to any person or entity on whatever terms or conditions Landlord desires. If Tenant timely notifies Landlord of Tenant's desire to lease the Additional RFO Space, Landlord and Tenant shall promptly enter into a lease amendment adding the Additional RFO Space to the Premises. All of the terms and conditions of the Lease, including the then rental rate per square foot and the term will be applicable to the Additional RFO Space. In addition, if the Additional RFO Space is added to the Premises, Tenant shall be entitled to four (4) additional parking spaces.

    8.  Construction of Tenant Improvements.

      (a) Tenant has inspected the Additional Space, is familiar with the condition of the Additional Space and agrees to accept possession of the Additional Space in its current condition, AS-IS; except that Landlord at its expense will replace the remaining single pane windows in Suite 100B of the Additional Space with Building standard double pane windows. Tenant shall cause those improvements necessary for its use of the Additional Space (the "Tenant Improvements") to be constructed by TCI Construction, Inc. (the "Contractor") in accordance with plans and specifications approved by Landlord, which approval will not be unreasonably withheld or delayed. The construction contract between Tenant and Contractor will be subject to the approval of Landlord, which approval will not be unreasonably withheld or delayed. All work must be done by Contractor on behalf of Tenant in a good and workmanlike manner.

      (b) Landlord will reimburse Tenant in an amount not to exceed $46,820.00 for all costs of completing the work, including the Contractor's fees, design fees, Landlord's coordination fees (not in excess of two percent (2%) of the balance of the cost of the work), architect's fees, demolition costs, permit fees and any applicable taxes. Tenant shall pay all additional costs to design and complete the Tenant Improvements. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liens, losses, damages, claims or expenses (including reasonable attorneys' fees) arising out of or in any way related to the design and construction of the Tenant Improvements, except to the extent that any such liens, losses, claims or expenses result from the negligence or intentional misconduct of Landlord or its agents or employees. Tenant agrees that if

  Contractor or any subcontractor or other person or entity performing work or supplying materials or equipment in connection with the Tenant Improvements files a lien against the Building or the Premises, then at Landlord's request, Tenant shall purchase and record a bond in the type required under RCW 60.04.161 in order to release the Building, the Premises and the real property on which the Building is located from the lien. When the Tenant Improvements are completed, Tenant shall deliver to Landlord a full and complete unconditional lien release from Contractor and any subcontractors designated by Landlord.

    9.  Parking.  Eight (8) additional parking permits for unreserved parking will be allocated to tenant. The total parking allocation will become thirty (30), which includes thirty (30) parking permits for unreserved monthly parking. Landlord also agrees that Tenant's customers shall be entitled to fifteen (15) minutes of free parking in the Building parking garage.

    10.  Non-Renewal Fee.  Paragraph 5 of the Fourth Amendment to the Lease is hereby deleted and is now null and void.

    11.  Brokers.  Tenant represents and warrants to Landlord it has dealt with no real estate brokers or salespersons in connection with this Amendment, other than the property manager of the Building, Unico Properties, Inc. ("Manager"). Landlord shall pay Manager such commissions as are due and payable to Manager in connection with this Amendment, as set forth in a separate agreement between Landlord and Manager. If any person or entity other than Manager claims a real estate fee or commission or other such fee in connection with the subject transaction, and such claim is based on actual or alleged oral or written agreements or understandings with Tenant, Tenant shall indemnify, defend and hold Landlord harmless from any such claims or demands (including attorneys' fees) incurred by Landlord as a result of any such claim or demand.

    12.  No Other Changes.  Except as specifically modified by this Amendment, all of the terms and conditions of the Lease remain unchanged and in full force and effect. If any of the terms or conditions of the Lease conflict with any of the terms and conditions of this Amendment, this Amendment will control.

LANDLORD:
UNIVERSITY STREET PROPERTIES IV, LLC, a Delaware limited liability company
By	UNICO Properties, Inc., its managing agent
	By	/s/ Donald M. Wise Donald M. Wise, Senior Vice President

[Signature of Tenant on next page]

TENANT:
PACIFICA BANK, a Washington state banking corporation
By	/s/ John D. Huddleston
Name	John D. Huddleston
Title	Senior Vice President/ Chief Financial Officer

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

    On this 27th day of November, 2000, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Donald M. Wise, known to me to be the Senior Vice President of UNICO PROPERTIES, INC., managing agent of UNIVERSITY STREET PROPERTIES IV, LLC, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

    I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

    WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Elsbeth Wintermuth

Signature
Elsbeth Wintermuth
Print Name
NOTARY PUBLIC in and for the State of Washington, residing at Bellevue.
My commission expires 5-12-04.
(Notary Stamp)

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)

    On this 17th day of November, 2000, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared John D. Huddleston, known to me to be the Senior Vice President/Chief Financial Officer of PACIFICA BANK, the Washington state banking corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said bank corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

    I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

    WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Michael G. Benoit
Signature
Michael G. Benoit
Print Name
NOTARY PUBLIC in and for the State of Washington, residing at Seattle.
My commission expires 5-12-04.
(Notary Stamp)

EXHIBIT A

FLOOR PLAN SHOWING ADDITIONAL SPACE

QuickLinks

FIFTH AMENDMENT TO LEASE
EXHIBIT A